Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-173883) of Colfax Corporation of our report dated June 28, 2017, relating to the financial statements and supplemental schedule of Colfax Corporation 401(k) Savings Plan Plus which appear in this Form 11-K for the year ended December 31, 2016.

/s/ BDO USA, LLP

McLean, Virginia
June 28, 2017